Exhibit 28(g)(i)(d)

AMENDMENT TO CUSTODIAN AGREEMENT

This Amendment to the Custodian Agreement is made as of October 1, 2014, by and between SA FUNDS – INVESTMENT TRUST (the “Fund”) and STATE STREET BANK AND TRUST COMPANY (the “Custodian”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Agreement referred to below.

WHEREAS, the Fund and the Custodian entered into a Custodian Agreement dated as of July 1, 1999 (as amended and in effect from time to time, the “Agreement”); and

WHEREAS, each of the parties to the Custodian Agreement wish to amend the Custodian Agreement as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	AMENDMENT.

	(a)	The Custodian Agreement is hereby amended by replacing Section 15 contained therein with the following new Section 15:

SECTION 15. EFFECTIVE PERIOD AND TERMINATION.

SECTION 15.1 TERM. This Agreement shall remain in full force and effect for an initial term ending September 30, 2017. After the expiration of the initial term, this Agreement shall automatically renew for successive one-year terms unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the initial term or any renewal term, as the case may be. A written notice of non-renewal may be given as to the Fund or a Portfolio.

SECTION 15.2 TERMINATION. Either party may terminate this Agreement as to the Fund or a Portfolio: (a) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either failed to cure, or failed to establish a remedial plan to cure that is reasonably acceptable to the non-breaching party, within 60 days’ written notice being given by the non-breaching party of the breach, or (b) in the event of the appointment of a conservator or receiver for the other party, the commencement by or against the other party of a bankruptcy or insolvency case or proceeding, or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.

SECTION 15.3 PAYMENTS OWING TO THE CUSTODIAN. Upon termination of this Agreement pursuant to Section 15.1 or 15.2 with respect to the Fund or any Portfolio, the Fund shall pay to the Custodian any compensation then due and shall reimburse the Custodian for its other fees, expenses and charges. In the event of: (a) the Fund's termination of this Agreement with respect to the Fund or a Portfolio for any reason other than as set forth in Section 15.1 or 15.2 or (b) a transaction not in the ordinary course of business pursuant to which the Custodian is not retained to continue providing services hereunder to the Fund or Portfolio (or its respective successor), the Fund shall pay to the Custodian any compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by the Custodian with respect to the Fund or Portfolio) and shall reimburse the Custodian for its other fees, expenses and charges. Upon receipt of such payment and reimbursement, the Custodian will deliver the Fund’s or Portfolio’s cash and its securities and other financial assets as set forth in Section 16.

SECTION 15.4 EXCLUSIONS. No payment will be required pursuant to clause (b) of Section 15.3 in the event of any transaction consisting of (a) the liquidation or dissolution of the Fund or a Portfolio and distribution of the Fund’s or Portfolio’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund or Portfolio is no longer viable, (b) a merger of the Fund or Portfolio into, or the consolidation of the Fund or Portfolio with, another organization or series, or (c) the sale by a Fund or Portfolio of all or substantially all of its assets to another organization or series and, in the case of a transaction referred to in the foregoing clause (b) or (c) the Custodian is retained to continue providing services to the Fund or Portfolio (or its respective successor) on substantially the same terms as this Agreement.

SECTION 15.5 EFFECT OF TERMINATION. Termination of this Agreement with respect to any one particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Portfolio. Following termination with respect to the Fund or Portfolio, the Custodian shall have no further responsibility to forward information under Section 2.13 or 4.9. The provisions of Sections 2.11, 13, 14 and 16 of this Agreement shall survive termination of this Agreement.

(b)	The Custodian Agreement is hereby amended by inserting the following new Section 26 immediately following Section 25 contained therein:

SECTION 26. FOREIGN EXCHANGE.

SECTION 26.1. GENERALLY. Upon receipt of Proper Instructions, which for purposes of this section may also include security trade advices, the Custodian shall facilitate the processing and settlement of foreign exchange transactions. Such foreign exchange transactions do not constitute part of the services provided by the Custodian under this Agreement.

SECTION 26.2. FUND ELECTIONS. The Fund (or its investment advisor acting on its behalf) may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with the Custodian, with State Street Global Markets, which is the foreign exchange division of State Street Bank and Trust Company and its affiliated companies (“SSGM”), or with a sub-custodian. Where the Fund or its investment advisor gives Proper Instructions for the execution of a foreign exchange transaction using an indirect foreign exchange service described in the general client publications of State Street Bank and Trust Company available from time to time to clients and their investment managers (the “Client Publications”), the Fund (or its investment advisor) instructs the Custodian, on behalf of the Fund, to direct the execution of such foreign exchange transaction to SSGM or, when the relevant currency is not traded by SSGM, to the applicable sub-custodian. The Custodian shall not have any agency (except as contemplated in preceding sentence), trust or fiduciary obligation to the Fund, its investment advisor or any other person in connection with the execution of any foreign exchange transaction. The Custodian shall have no responsibility under this Agreement for the selection of the counterparty to, or the method of execution of, any foreign exchange transaction entered into by the Fund (or its investment advisor acting on its behalf) or the reasonableness of the execution rate on any such transaction.

SECTION 26.3. FUND ACKNOWLEDGEMENT. The Fund acknowledges that in connection with all foreign exchange transactions entered into by the Fund (or its investment advisor acting on its behalf) with SSGM or any sub-custodian, SSGM and each such sub-custodian:

(i)	shall be acting in a principal capacity and not as broker, agent or fiduciary to the Fund or its investment advisor;

(ii)	shall seek to profit from such foreign exchange transactions, and are entitled to retain and not disclose any such profit to the Fund or its investment advisor; and

(iii)	shall enter into such foreign exchange transactions pursuant to the terms and conditions, including pricing or pricing methodology, (a) agreed with the Fund or its investment advisor from time to time or (b) in the case of an indirect foreign exchange service, (i) as established by SSGM and set forth in the Client Publications with respect to the particular foreign exchange execution services selected by the Fund or the investment advisor or (ii) as established by the sub-custodian from time to time.

SECTION 26.4. TRANSACTIONS BY STATE STREET. The Custodian or its affiliates, including SSGM, may trade based upon information that is not available to the Fund (or its investment advisor acting on its behalf), and may enter into transactions for its own account or the account of clients in the same or opposite direction to the transactions entered into with the Fund (or its investment manager), and shall have no obligation, under this Agreement, to share such information with or consider the interests of their respective counterparties, including, where applicable, the Fund or the investment advisor.

2.	MISCELLANEOUS.

	(a)	Except as expressly amended hereby, all provisions of the Custodian Agreement shall remain in full force and effect.

	(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

SA FUNDS – INVESTMENT TRUST

By:	/s/ Michael Clinton
Name:	Michael Clinton
Title:	Chief Financial and Accounting Officer and Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President